SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Rule 14d-100)

(Amendment No. 6)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

NCI BUILDING SYSTEMS, INC.
(Name of Subject Company (Issuer))

NCI BUILDING SYSTEMS, INC.
(Name of Filing Person (Issuer))

2.125% Convertible Senior Subordinated Notes Due 2024
(Title of Class of Securities)

628852AG0
(CUSIP Number of Class of Securities)

Todd R. Moore
Executive Vice President, General Counsel and Secretary
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

with copies to:

Mark Gordon David K. Lam Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	James H.M. Sprayregen Paul M. Basta Christopher J. Marcus Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-6460

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**

$109,634,400.00	$6,117.60

*	Estimated solely for the purpose of determining the amount of the filing fee. The transaction value is $109,634,000.00, which is based on the aggregate principal amount of the 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) that are sought for exchange, as of September 4, 2009.

**	Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed September 10, 2009.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$6,117.60	Filing Party:	NCI Building Systems, Inc.
Form or Registration No.:	Form S-4	Date Filed:	September 10, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☑	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTORY STATEMENT

This Amendment No. 6 amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2009 by NCI Building Systems, Inc., a Delaware corporation (the “Company”), as amended by Amendment No. 1 filed with the SEC on September 23, 2009, Amendment No. 2 filed with the SEC on October 2, 2009, Amendment No. 3 filed with the SEC on October 8, 2009, Amendment No. 4 filed with the SEC on October 9, 2009 and Amendment No. 5 filed with the SEC on October 13, 2009. The Schedule TO was filed by the Company pursuant to Rule 13e-4 promulgated under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offer (the “Exchange Offer”) by the Company to acquire any and all of the Company’s currently outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) in exchange for cash and shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in accordance with the terms and subject to the conditions set forth in the prospectus/disclosure statement (the “Prospectus”) forming a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-161842) (the “Registration Statement”) filed with the SEC and in the related letter of transmittal (which, as amended or supplemented from time to time, together, constitute the “Exchange Offer”), which are filed as exhibits (a)(1)(i) and (a)(1)(ii) to this Schedule TO, respectively.

This Schedule TO is intended to satisfy the disclosure requirements of Rule 13e-4(b)(1) and (c)(2) under the Exchange Act.

Item 6. Purposes of the Transaction and Plans or Proposals.

Item 6(c) of the Schedule TO is hereby amended and supplemented by adding the following:

The information set forth in the Company’s Current Report on Form 8-K filed as exhibit (a)(5)(ix) to this Schedule TO is incorporated herein by reference.

Item 12.	Exhibits.

Item 12 of the Schedule TO is hereby amended by adding the following exhibit thereto:

Exhibit
Number	Description

(a)(5)(ix)	NCI Building System, Inc’s Current Report on Form 8-K (filed on October 16, 2009 and incorporated by reference herein).
(a)(5)(x)	Press Release dated October 16, 2009 (filed on Form 8-K on October 16, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 6 to Schedule TO is true, complete and correct.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Todd R. Moore
Executive Vice President,
General Counsel and Secretary

     Date: October 16, 2009

Index to Exhibits

Exhibit
Number	Description

(a)(1)(i)	Prospectus/Disclosure Statement (incorporated herein by reference to the Registration Statement on Form S-4/A filed on October 13, 2009).
(a)(1)(ii)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on September 10, 2009).
(a)(1)(iii)	Form of Ballots (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on September 10, 2009).
(a)(1)(iv)	Special Issuance Instructions and Form for Restricted Shares for Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on September 10, 2009).
(a)(1)(v)	Letter to Holders of Convertible Notes (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on September 10, 2009).
(a)(2)(i)	Press Release dated August 14, 2009 (filed on the Company’s Current Report on Form 8-K dated August 19, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(2)(ii)	Press Release dated August 27, 2009 (filed on Form 8-K on August 27, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(2)(iii)	Press Release dated August 28, 2009 (filed on Form 8-K on August 28, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(2)(iv)	Press Release dated September 1, 2009 (filed on Form 8-K on September 1, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(2)(v)	Press Release dated September 10, 2009 (filed September 10, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(5)(i)	NCI Building System, Inc.’s Annual Report on Form 10-K for the fiscal year ended November 2, 2008 (previously filed on December 24, 2008 and incorporated by reference herein).
(a)(5)(ii)	NCI Building System, Inc.’s Quarterly Report on Form 10-Q for the quarter ended February 1, 2009 (previously filed on March 12, 2009 and incorporated by reference herein).
(a)(5)(iii)	NCI Building System, Inc.’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2009 (previously filed on June 11, 2009 and incorporated by reference herein).
(a)(5)(iv)	NCI Building System, Inc.’s Current Report on Form 8-K (filed on September 10, 2009 and incorporated by reference herein).
(a)(5)(v)	NCI Building System, Inc.’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2009 (previously filed on September 11, 2009 and incorporated by reference herein).
(a)(5)(vi)	NCI Building System, Inc.’s Current Report on Form 8-K (previously filed on September 15, 2009 and incorporated by reference herein).
(a)(5)(vii)	Letter to Stockholders re: NYSE Distressed Company Exception (filed on Form 8-K on September 30, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(5)(viii)	Press Release dated September 29, 2009 (filed on Form 8-K on September 30, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(a)(5)(ix)	Press Release dated October 8, 2009 (filed on Form 8-K on October 8, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).
(a)(5)(x)	NCI Building Systems, Inc.’s Current Report on Form 8-K (filed on September 30, 2009 and incorporated herein by reference).
(a)(5)(xi)	NCI Building Systems, Inc.’s Current Report on Form 8-K (filed on October 8, 2009 and incorporated herein by reference).

Exhibit
Number	Description

(a)(5)(xii)	NCI Building System, Inc.’s Current Report on Form 8-K (filed on October 9, 2009 and incorporated by reference herein).
(a)(5)(xiii)	Press Release dated October 9, 2009 (filed on Form 8-K on October 9, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).
(a)(5)(ix)	NCI Building System, Inc.’s Current Report on Form 8-K (filed on October 16, 2009 and incorporated by reference herein).
(a)(5)(x)	Press Release dated October 16, 2009 (filed on Form 8-K on October 16, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).
(b)	Not applicable.
(d)(1)	Indenture, dated as of November 16, 2004, between the Company and the Bank of New York Mellon, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 16, 2004 and incorporated by reference herein).
(d)(3)	Investment Agreement, dated as of August 14, 2009, by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (including the Form of Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock of the Company, the Form of Stockholders Agreement by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P., the Prepackaged Plan Term Sheet and the Terms and Conditions of the Offer, each as attached thereto) (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed August 18, 2009 pursuant to Rule Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).
(d)(4)	Amendment to Investment Agreement, dated as of August 28, 2009, by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated by reference herein).
(d)(5)	Amendment No. 2 to Investment Agreement, dated as of August 31, 2009, by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (including the amended Form of Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock and the amended Terms and Conditions of the Offer, each as attached thereto) (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated September 1, 2009 and incorporated by reference herein).
(d)(6)	Form of Registration Rights Agreement by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P. and any other stockholder of the Company that may become party thereto (incorporated herein by reference to Annex H of the Registration Statement on Form S-4 filed on September 10, 2009).
(d)(7)	Joint Prepackaged Plan of Reorganization of the Company, et al. (incorporated herein by reference to Annex A of the Registration Statement on Form S-4 filed on September 10, 2009).
*(d)(8)	Agreement Regarding Certain Transfers, dated as of August 27, 2009, by and among the Person executing the Agreement as “Consenting Noteholders,” the Persons executing the Agreement as “Consenting Lenders” and the Company.
*(d)(9)	Letter Agreement, dated as of August 31, 2009, to extend the Agreement Regarding Certain Transfers, dated as of August 27, 2009, by and among the Person executing the Agreement as “Consenting Noteholders,” the Persons executing the Agreement as “Consenting Lenders” and the Company.
(d)(10)	Lock-Up and Voting Agreement, dated as of August 31, 2009, by and among the Persons executing the Agreement as “Consenting Noteholders,” the Persons executing the Agreement as “Consenting Lenders” and the Company (filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K dated September 1, 2009 and incorporated by reference herein).
(d)(11)	Form of Amendment Agreement, dated August 14, 2009, amending employment agreements with ten executive officers and restricted stock award agreements with three executive officers (incorporated herein by reference to Exhibit 10.32 to the Registration Statement on Form S-4 filed on September 10, 2009).

Exhibit
Number	Description

(d)(12)	Lock-Up and Voting Agreement, dated as of October 7, 2009, by and among the Persons executing the Agreement as “Consenting Noteholders,” the Persons executing the Agreement as “Consenting Lenders” and the Company (filed on Form 8-K on October 8, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).
(d)(13)	Amendment No. 3, dated as of October 7, 2009, to the Investment Agreement, dated as of August 14, 2009, by and between NCI Building Systems, Inc. and Clayton, Dubilier & Rice Fund VIII, L.P., (including the Amended Terms of the Term Loan Refinancing attached as an exhibit thereto)(filed on Form 8-K on October 8, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).
(d)(14)	Amendment No. 1, dated as of October 8, 2009, to the Lock-Up and Voting Agreement, dated as of August 31, 2009, by and among the Persons executing the Agreement as “Consenting Noteholders,” the Persons executing the Agreement as “Consenting Lenders” and the Company (filed on Form 8-K on October 8, 2009 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934).
(g)	Not applicable.
(h)	Opinion re: tax matters (incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form S-4/A filed October 13, 2009).

*	Previously filed.